State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 11/12/2019
FILED 03:00 PM 11/12/2019
SR 20198037562 - File Number 6511802

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

EXXE GROUP, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Directors of EXXE GROUP, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH:" so that, as amended said Article shall be and read as follows:

"The total number of authorized shares which the corporation is authorized to issue is 680,000,000 shares of common stock having a par value of $0.0001 per share, 4 shares of Series A Preferred stock having a par value of $0.0001 per share, 20,000,000 shares of Series B Preferred stock having a par value of $0.0001, and 20,000,000 shares of Series C Preferred stock having a par value of $0.0001.

The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

All shares of common stock shall be identical, and each share of common stock shall be entitled to one vote on all matters.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said EXXE GROUP, INC. has caused this certificate to be signed by an authorized officer, this 8th day of November, 2019.

BY: ______________________ -Signature

Name: EDWARD NAZMIEV -please print
Authorized Officer